Q3 2026
Shareholder Letter

investors.block.xyz

To Our Shareholders
At the beginning of this year, we established four principles to guide our work forward:

•Customers want peace of mind, not more products.
•Companies move fast or slow based on information flow.
•The best way to integrate machine intelligence is to become it.
•Intelligence depends on signal, and money is the most honest signal.

We used these principles to refocus how we work, what we work on, and where we're going. And we saw this compound into another strong set of results in the third quarter. We exceeded our guidance with 22% gross profit growth, 92% Adjusted Operating Income growth, and 109% Adjusted Diluted EPS growth, and we raised our guidance across each of these metrics for the year.

These principles also led us to refine the master plan we shared at Investor Day at the end of last year:

•Make our #company an intelligence, and enable others to do the same.
•Build the best intelligence to run your #business.
•Build the best intelligence to run your #money.
•Build open financial #infrastructure for all.
•Connect #neighborhoods globally.

Today we're delivering intelligence to our customers, connecting our ecosystems, and building open financial infrastructure to help achieve our financial results. Square Kiosk gives every restaurant the opportunity to have intuitive physical intelligence in every location, easing the ordering and line burden so they can focus more on their food and experience. Managerbot, which we just rebranded to Squaremates, now has an entirely new architecture and is available to Square sellers in the U.S., giving them access to intelligence and automation tools to help them save time and run their businesses better. We are planning to do the same with Moneybot, to predict and present the right interface to people with all the capabilities Cash App has to offer. We’re connecting our ecosystems in a way we never have before and are already seeing results: Neighborhoods was a key driver of Cash App scaling to 60 million monthly transacting actives in September, and there is much more we plan to do to connect local communities in the future. We’re using bitcoin and stablecoins as an enabler of Cash App’s expansion, and have begun externalizing our lending infrastructure through Cash App Score.[1]
Q3’26 Highlights[2]
Gross Profit $3.24B +22% YoY Growth
Cash App Gross Profit $2.07B +27% YoY Growth
Square Gross Profit $1.16B +14% YoY Growth
Operating Income $428M 13% Margin +5% YoY Growth[3]
Adjusted Operating Income $923M 29% Margin +92% YoY Growth[4]
Diluted Net Income Per Share (“EPS”) $0.92 +24% YoY Growth
Adjusted Diluted EPS $1.13 +109% YoY Growth[5]

1 A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).
2 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the third quarter of 2026.
3 Margins are all calculated as a percent of gross profit.
4 Adjusted Operating Income is a non-GAAP measure of operating performance and the profitability of our business, fully burdened by share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.
5 Adjusted Diluted EPS is a non-GAAP measure of profitability of our business. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

But what does it mean to "make our company an intelligence, and enable others to do the same"? We started down this path with goose, which helped us automate a lot of mundane engineering tasks earlier than most other companies, and which quickly evolved into a tool we could use for any role or task. It's now deeply embedded in our company's foundation, and enables us to help realize our vision to turn our company into a working intelligence, a mini AGI. We focused on separating our work into four layers: capabilities (the jobs we can do), interfaces (our distribution, from apps to hardware to payment wands), world models (the deep real-time understanding of both our customers and company), and proactive intelligence (a predictive engine to anticipate future needs, both for our customers and us).

Buzz is probably the greatest manifestation of the "Block as Intelligence" vision. It's an environment for building and collaborating that brings all of our ideas together into one surface. It's really great for solo work, and when someone is ready, even better for team work. It's designed to scale from a company of our size, to one much larger, and even to our smallest sellers (Squaremates is built on Buzz to offer our sellers best-in-class intelligence and team collaboration). It's model agnostic, entirely self-sovereign (meaning you can run it privately on your own network or system), and starts to reduce the dependency on tools like Slack, Discord, and GitHub.

We have so much confidence in Buzz and our related tools that we recently created a new ecosystem called Builderlab. Block was Builderlab’s first customer, but the problems we’re solving are not unique to us. Companies that want to transform how they work at scale need more than a model. They need simple, accessible interfaces, connections between existing tools, and secure ways to manage and evaluate the work agentic intelligence does. We built Builderlab to help transform how Block works, and our goal is to bring it to other companies to help them do the same.

In October we began piloting Buzz with prospective customers, and we expect to generate our first machine intelligence revenue in the fourth quarter. We have more to prove as we build a product offering and go-to-market strategy for an entirely new customer base, but we’re excited to extend what we’ve built for ourselves to others. We’ll approach this new ecosystem with the same principles that have guided us since the beginning: start small, give it soul, give time back, make it better. We're hosting an event in San Francisco on November 10 to properly introduce Builderlab.

Finally, we believe voice is the most natural way to interact with intelligence, so we created Dessa, which we view as the most authentic full-duplex speech model ever built. Talking with it feels like talking with a person…full of emotion, nuance, pauses, and a natural cadence. Dessa truly pushes the frontier of deep learning models and is a significant contribution to the field. I encourage you to listen to the samples we've shared, and expect more from us in the future on how we plan to apply this groundbreaking work to our capabilities.

We believe we've meaningfully crossed the chasm of transforming our company from one that creates traditional financial products into one that streams intelligence as people need it. Thank you for your support along the way, and thank you for investing in our future.

Business Highlights
Make our company an intelligence and enable others to do the same
The AI tools we’ve built are giving us time back and helping accelerate product velocity. In October, we began rolling out model routing to all employees at Block, giving everyone access to a simple, efficient way to match their work to the right model capability. In recent weeks, AI has been autonomously reviewing and merging an increasing number of our production code changes related to low-risk, routine work so our teams can focus more of their time on building differentiated products for customers. Our focus on velocity is delivering more value to our customers faster: through the first three quarters of the year, we've released over 180 new Square features, already more than in 2024 and 2025 combined.

We’re focusing more development effort on externalizing these capabilities so others can move faster too. Buzz makes AI multiplayer and serves as a communication and code repository tool accessible to everyone. We've shipped more than two dozen releases to Buzz since launching our alpha release in July. We’ve rebuilt onboarding so a new user opens the app directly into a live team of AI agents already at work, with their existing developer tools detected automatically rather than wired up by hand. We’ve also released the governance and identity infrastructure, including an admin console, encrypted identity backups, and centralized community moderation that enterprises need to deploy Buzz at scale.

Build the best intelligence to run your business
Square GPV growth accelerated to 14% in the third quarter, the strongest growth rate since the first quarter of 2023, driven by our continued distribution expansion and increased product velocity.6 Self-onboarding continued to drive strong new customer acquisition while the number of new sellers joining Square through Independent Sales Organization (ISO) partners grew 90% quarter over quarter. Our field sales team and expanded enterprise motion continued to drive new customer acquisition, both in the U.S. and internationally, including Tommy’s Tavern + Tap, a fast-scaling full-service restaurant chain that chose Square to run its 16-plus locations across four states, and Public House Group, the popular London hospitality group behind The Pelican and The Bull in Charlbury.

In October, we launched Squaremates, our rebranded AI product for Square sellers that builds on the heritage of Square AI and Managerbot. Squaremates is generally available in the U.S. and brings some of Block’s most powerful AI capabilities directly to Square sellers. We’ve redesigned the experience to offer what we think is a leading AI product for businesses, grounded in the unique commerce, customer, appointment, and inventory data of each seller. Squaremates accesses cloud compute to take on more complex, multi-step work, such as staff analyses, drafting customer win-back campaigns and holiday promotions, and preparing purchase orders for food and beverage sellers. We plan to keep expanding Squaremates’ capabilities, including an Apps platform that lets sellers build bespoke apps connected to their Square data and existing staff permissions, and procurement agents that help sellers manage inventory and order from suppliers. We also plan to bring Buzz into Squaremates, providing sellers with a team communication and task management platform built with AI agents as first-party participants.

We also continue to innovate on hardware with the October launch of the new Square Kiosk, our next-generation self-ordering device built from the ground up around voice-enabled AI. Customers can now order by voice or touch, ask questions about the menu, and get personalized recommendations, the same way they would at the counter. Kiosk was built with larger sellers in mind, and early response from multi-unit operators has been strong. We’ve seen franchise operators who started out skeptical of kiosks now wanting to place Square Kiosks throughout their national footprint. We set out to build hardware that saves sellers time and money while helping them serve more customers, and we believe we've delivered on that vision.

Build the best intelligence to run your money
Cash App reached 60 million monthly transacting actives in September with Neighborhoods playing a key role in actives growth this quarter. We also launched Cash App en Español to better serve Spanish-speaking customers, and we continued to expand Families product functionality to help us reach the next generation. In the third quarter, we

6 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

made the flow from a managed Cash App Account for Kids to a sponsored teen account smoother so customers can keep growing with Cash App as their financial needs evolve.

In the third quarter, we continued to focus our building and partnership efforts on better serving modern earners, the estimated 70% of Cash App monthly transacting actives who earn income through a combination of freelancing, content creation, and hourly or gig work. We launched our pilot of Earn in P2P, a no-fee way to accept payments and track more of your earnings easily in Cash App. In September, we launched a partnership with Workday that lets eligible employees choose Cash App for direct deposit during payroll onboarding, and in October we announced a partnership with UKG to join their Frontline Worker Network. We’re also expanding the ways platforms can pay earners directly into Cash App, and we’ve begun testing ways for customers to access their pay as they earn it, rather than waiting for payday, whether or not their employer works with us.

Cash App Tags became generally available in August, and we're seeing this new hardware deepen engagement with Cash App. Customers who ordered a Tag before September spent more in the month after their order than in the month before, with the largest increase among those who had been less active users of Cash App Card. Since general availability in August, one in five Tag orderers is a new or re-engaged Card active. We plan to continue to expand the Cash App Tags platform with new form factors and partnerships while continuing to execute on our broader commerce network strategy. In the third quarter, Fanatics chose Afterpay as its preferred buy now, pay later partner, and Afterpay Pay Monthly launched in Australia, with Apple as our flagship launch partner. Cash App Pay momentum also continued as Roblox added Cash App Pay functionality and we signed distribution partnerships with Checkout.com, Fiserv, and Finix.

Build open financial infrastructure for all
For the past six years, we've used our credit infrastructure and underwriting expertise to deliver liquidity solutions to Cash App customers. Now we're opening our capabilities up to others. In September, we announced that Cash App Score will be made available to lenders through Nova Credit, our first step in bringing Cash App's underwriting to more use cases. We expect to sign more partnerships in the future.

Connect neighborhoods globally
In August, we auto enrolled over 30,000 new seller locations onto Neighborhoods, our loyalty, discovery, and rewards experience that connects Square sellers with consumers, growing the Neighborhoods network over 10x from June. As of September, sellers on Neighborhoods represent nearly $5 billion in annualized GPV, up nearly 5x since June, and Cash App actives that have engaged with Neighborhoods grew over 5x in September compared to June. We continued to see strong per-seller engagement. Sellers that have been live on Neighborhoods for over a year averaged over 1,000 followers, with 10% of their GPV on Neighborhoods. We plan to continue expanding the Neighborhoods network further while continuing to innovate on the product to make Neighborhoods more valuable to sellers and their customers. We’re also focused on increasing the connectivity between Neighborhoods and Square products like Loyalty and Square Online as well as expanding Neighborhoods functionality across more Square hardware, building on early rollouts on Square Stand and Reader.

2027 Preliminary Outlook
We expect Block to perform meaningfully better in 2026 than the expectations we outlined at Investor Day in November 2025.7 In 2027, we expect momentum to continue, with Block gross profit expected to grow at least 15% year over year as our investments in AI and our broader focus on velocity drive sustained growth at scale. We expect Adjusted Operating Income to grow 30% year over year to $4.575 billion as we expand margins while still investing meaningfully to sustain long-term growth. In Square, our investments in distribution expansion are beginning to compound, and we expect to accelerate GPV growth for the third consecutive year, with gross profit growing roughly in line with GPV. In Cash App, we expect at least low-single-digit actives growth and strong growth in both Commerce Enablement and Financial Solutions gross profit.8 Neighborhoods has started to connect Square and Cash App, while our investments in AI are laying the foundation for what we believe will become Block’s next ecosystem.

	2026			2027
	Nov 2025 Investor Day	Nov 2026 Guidance	Δ	Nov 2025 Investor Day	Nov 2026 Prelim. Outlook	Δ
Gross Profit ($B)	$11.980	$12.626	+5%	$13.770	$14.519	+5%
YoY Growth	17%	22%		Mid-teens	15%

Adjusted Operating Income ($B)	$2.700	$3.519	+30%	$3.510	$4.575	+30%
YoY Growth	31%	69%		30%	30%
Adjusted Operating Income Margin (%) of gross profit	23%	28%		25%	32%

Square
Gaining share in the U.S. and expanding further in international markets
We estimate more than half of Square’s addressable market in the U.S. is still using legacy incumbent solutions. In 2026, we’ve expanded product functionality and ramped investments across every distribution channel we operate in to serve even more customers in this massive market. Year to date through August, self-onboarded new volume added has grown at the best rate in over a decade.9 We’ve continued to scale field sales, and we now have over 400 ISO partners onboarded. We’ll continue to invest in compounding these growth curves in 2027.

Outside the U.S., the share of sellers on legacy solutions is even greater, and we've grown faster. We've delivered over 20% constant currency GPV growth in each quarter for the past six years, and we expect to sustain that strength in 2027. We've signed ISO partnerships in the U.K., Canada, Australia, Ireland, France, and Spain. We’re hiring field sales across several markets, and we’re exploring partnerships that could transform the scale of our business in select countries.

7 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) and Adjusted Diluted EPS, or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.
8 For definitions of Cash App Commerce Enablement and Financial Solutions, see the Block Financial Metrics section on page 9 of this letter.
9 New Volume Added (NVA) is the total gross payment volume (GPV) processed, or expected to be processed, by new sellers during their first 12 months on Square. While intended to represent incremental volume from new cohorts, it may also include GPV from existing sellers in cases such as new locations or event-based merchant tokens. For the purpose of this letter, figures exclude deactivated merchants.

Square GPV growth translating to gross profit growth
As of September, only 16% of our U.S. sellers use monetized software, and we see opportunities to innovate on pricing and packaging to drive software attach higher next year. Squaremates is now generally available in the U.S. and in 2027 we plan to scale its automation capabilities further to add more value to more sellers. Beyond AI, we believe no one can match Neighborhoods and our ability to deliver loyalty, marketing, and discovery solutions to sellers, on their terms, while enabling them to own their customer relationships.

Cash App
We built Cash App into one of the most successful consumer fintechs in the world by doing two things well: developing unique ways to reach customers who want to try our product, and consistently delivering more value to them through product innovation. That is the entire growth algorithm, simple to say and brutally hard to execute. It is how we’ve evolved from a P2P app into a full financial services app serving tens of millions of customers, and it is how we plan to sustain growth as Borrow growth normalizes. As of September, Cash App is now over $8 billion in annualized gross profit, with 60 million monthly transacting actives, the fourth largest debit program in the U.S., and over $75 billion in annualized consumer lending origination volume.10 We are still just getting started.

We have multiple initiatives to grow Cash App actives
We are expanding the audiences we can serve with Cash App, and we believe Neighborhoods, Cash App Families, and Cash App global expansion will be the driving forces behind long-term Cash App actives growth. We believe that almost every American shops at a Square seller in a given year, and we will soon be able to reach them across all Square hardware devices through Neighborhoods.11 For new actives who join through Neighborhoods, we're planning multiple engagement strategies, starting with introducing them to Cash App's commerce products. Beyond Neighborhoods, we see meaningful opportunities to expand our Teens and Families products through a focus on enhancing the experience for sponsors, making it easier for teens to graduate accounts, and introducing products that reinforce healthy financial habits. We continue to focus on helping modern earners by establishing deeper primary banking relationships.12 We plan to make it easier to set up direct deposit, expand the ways customers can access their pay as they earn it, and evolve Cash App Green so customers unlock more benefits as they bring more of their financial lives to Cash App. The needs of modern earners aren’t unique to people in the U.S., and in 2027 we plan to build more capabilities for a global audience.

Growing Cash App Commerce Enablement through volume growth and monetization rate expansion13
As of September, 28 million monthly transacting actives used Cash App Card, which means 32 million did not. We have more ways to drive commerce attach rates than ever before, including new Cash App Tags form factors and partnerships, growing Cash App Pay and Afterpay merchant partnerships, and expanded Afterpay Pre-Purchase and Post-Purchase eligibility. We expect to serve more customers as our commerce product set expands, and we have meaningful room to expand our relationship with customers who already use our commerce products. The median American spends $1,650 a month on credit and debit cards. Our median commerce active spends $217 a month on Cash App, and we expect to continue to expand our monetization rate as we drive engagement higher: as of September, only 10% of Cash App Card and Cash App Pay actives use a BNPL product, and we see nearly 3x higher gross profit for actives who use BNPL compared with those who don't.

Borrow growth driving Cash App Financial Solutions growth
We believe we continue to have opportunities to expand Borrow limits and eligibility while sustaining strong variable profit margins and industry-leading returns on capital. As of September, the average Borrow limit was $300, compared to the highest limits we offer of $1,500. We expect to increase average limits over the next several years as more

10 Consumer lending includes Cash App Borrow and our BNPL products.
11 Based on internal estimates comparing Census Vintage 2025 population estimates as of July 1, 2025 to the number of Square buyer profiles. Individuals may have more than one buyer profile.
12 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash Appʼs banking offerings or terms such as “primary banking actives” refer to products and services that are offered through Blockʼs Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners.
13 Cash App Commerce Enablement Monetization Rate is calculated by dividing Cash App Commerce Enablement gross profit by Cash App Commerce Enablement volume. Cash App Commerce Enablement gross profit is primarily composed of Cash App Card and BNPL products. Cash App Commerce Enablement volume includes GPV from Cash App Card, Cash App Pay, BNPL products, and Cash App Business.

customer cohorts mature and our proprietary data compounds. We also expect to generate revenue from externalizing Cash App Score to partners who value our underwriting infrastructure and want to extend credit to Cash App customers.

Investing in long-term sustainable growth
We view risk loss as an input to maximizing variable profit across our lending products.14 Since launching Square Loans in 2014, we've been able to hold loss rates consistent with our target while meaningfully expanding eligibility to more and more customers. Every annual Square loan cohort has performed in line with or better than our 4% loss target, and we’ve been able to grow Square Loans at a 27% CAGR over the past decade because of our disciplined underwriting approach, proprietary data, and world-class expertise. We are taking the same approach, with the same competitive differentiators, with Cash App Consumer Lending. Over the past two years, Cash App Consumer Lending originations growth compounded at 45%. Cash App Consumer Lending variable profit compounded at nearly the same rate. We see meaningful ecosystem benefits beyond the returns we generate on our lending products: deeper engagement with Cash App Commerce functionality, higher primary banking attach rates, and ultimately higher gross profit per active, excluding the economics from Borrow.

In 2027, we expect to ramp investments in several long-term strategic growth initiatives beyond lending, most notably scaling Neighborhoods and AI solutions externally. Our growth guidance does not rely on these initiatives, but we believe they can become meaningful drivers of durable growth, and we will scale them with the same discipline we apply to our core growth investments. Those core growth investments have delivered strong returns in 2026: year to date through August, we’ve seen an estimated five-quarter payback for Square new volume added, with each of self-onboarding, field sales, and ISO distribution operating in line with or better than our return and payback investment thresholds.15 In Cash App, we’ve seen less than a three-quarter payback on our performance marketing and referral investments.16 Beyond go-to-market, we’ve expanded our ability to drive velocity with AI tooling in a thoughtful way, building evaluation techniques that help us understand model specific ROI on a wide range of engineering tasks. We plan to keep investing in increasing velocity in 2027, especially since many of these investments benefit our external AI products too. We believe the most valuable investments we can make are in sustaining long-term gross profit growth, which is where we are focused in 2027 as we drive toward 30% Adjusted Operating Income growth.
14 Variable profit is defined as gross profit less processing costs and risk losses, excluding financing costs.
15 Represents sellers onboarded through marketing-led self-onboarding (web and app), field sales, and third-party sales (resellers and ISOs). Square Payback Period measures the time it takes for the gross profit we expect sellers to generate to recover acquisition costs. It is calculated by dividing acquisition costs by the average quarterly gross profit sellers are expected to generate over their lifetime. Self-onboarding acquisition costs reflect Square Marketing Spend, which excludes personnel, travel and expenses, and learning and development costs. Field sales and third-party sales acquisition costs include personnel, overhead, hardware discounts, and partner bounties.
16 Represents paid marketing and referrals in the first nine months of 2026. Cash App Payback Period is customer acquisition cost per new or reactivated active divided by estimated quarterly variable profit per active, averaged across all Cash App customers active during the period.

Financial Discussion
We exceeded our third quarter guidance for gross profit, Adjusted Operating Income, and Adjusted Diluted EPS. Gross profit grew 22% year over year to $3.24 billion, with strong growth in both Cash App and Square. Adjusted Operating Income grew 92% year over year to $923 million, with an all time high margin of 29%, and Adjusted Diluted EPS grew 109% year over year to a record $1.13.

Third Quarter 2026 Financial Highlights

Cash App
Cash App monthly transacting actives grew to 60 million in September, as Neighborhoods brought more Square seller customers into Cash App. Cash App gross profit grew 27%, with strength across Financial Solutions and Commerce Enablement. Consumer Lending origination volume grew 40% year over year to $19.0 billion, driven by Cash App Borrow and Afterpay Post-Purchase.

Square
In the third quarter, Square GPV grew 14% year over year on a reported and constant currency basis, with U.S. GPV growth accelerating to 10.4% year over year and International GPV growth sustaining strong performance, growing 26% year over year on a reported and constant currency basis. Square gross profit grew in line with GPV growth in the third quarter.

Profitability
We outperformed our profitability guidance in the third quarter, with record Adjusted Operating Income and Adjusted Diluted EPS. We also achieved record Adjusted EBITDA in the third quarter. Operating income was $428 million, up 5% year over year, while Adjusted Operating Income grew 92% year over year to $923 million. Net income attributable to common stockholders was $566 million and Adjusted EBITDA reached $1.2 billion. GAAP diluted EPS was $0.92, and Adjusted Diluted EPS grew 109% year over year to $1.13.

Guidance

	Q4'26		2026
Gross Profit	$3.315B	Gross Profit	$12.626B
YoY Growth	15%	YoY Growth	22%
Adjusted Operating Income	$1.005B	Adjusted Operating Income	$3.519B
% Margin	30%	% Margin	28%
Rule of X17	46%	Rule of X	50%
Adjusted Diluted EPS	$1.15	Adjusted Diluted EPS	$4.15
YoY Growth	77%	YoY Growth	75%

We are raising our full-year guidance to reflect the momentum we are seeing across Block. For 2026, we now expect $12.626 billion in gross profit, up 22% year over year, and Adjusted Operating Income of $3.519 billion, or 28% margin, growing 69% year over year. We also expect Adjusted Diluted EPS to grow 75% to $4.15.

17 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

Block Financial Metrics18

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Revenue ($M)	6,115	6,252	6,057	6,618	6,719
Commerce Enablement[19]	2,999	3,050	2,938	3,342	3,476
Financial Solutions[20]	1,095	1,222	1,322	1,382	1,440
Bitcoin Ecosystem[21]	2,021	1,980	1,796	1,894	1,804
Gross Profit ($M)	2,662	2,872	2,909	3,166	3,235
YoY Growth	18%	24%	27%	25%	22%
Commerce Enablement[22]	1,552	1,623	1,608	1,805	1,851
YoY Growth	11%	11%	15%	18%	19%
Financial Solutions	1,006	1,132	1,233	1,289	1,332
YoY Growth	34%	51%	55%	43%	32%
Bitcoin Ecosystem	104	118	68	72	52
YoY Growth	8%	10%	(26)%	(31)%	(50)%

Overall Block gross profit grew 22% year over year in the third quarter, with 27% year-over-year growth in Cash App and 14% year-over-year growth in Square. Commerce Enablement gross profit growth accelerated to 19% year over year, driven by strong payments volume in Square and strength in Cash App. Financial Solutions gross profit grew 32% year over year, driven by Cash App Consumer Lending. Bitcoin Ecosystem gross profit declined 50% year over year, driven primarily by a strategic decision to reduce the fee we charge on certain bitcoin transactions on Cash App.

18 Quarterly revenue and gross profit by category may not sum to totals due to rounding.
19 Commerce enablement is primarily comprised of transaction fees related to Square payments, software, and hardware, Cash App Card, Cash App Pay, the Company’s BNPL products, Cash App Business accounts, TIDAL, and various other software as a service (“SaaS”) products.
20 Financial solutions is primarily comprised of Cash App Borrow, Cash App Instant Deposit, ATM withdrawal fees, interest earned on customer funds, and Square Loans.
21 Bitcoin ecosystem primarily consists of customer purchases of bitcoin within Cash App, Proto, and bitcoin withdrawal fees.
22 Commerce Enablement gross profit reflects the impact of amortization of acquired technology assets.

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Gross Profit ($M)	2,662	2,872	2,909	3,166	3,235
YoY Growth	18%	24%	27%	25%	22%
Operating Income (Loss) ($M)	409	485	(172)	447	428
Operating Income (Loss) Margin (%) of gross profit	15%	17%	(6)%	14%	13%
Adjusted Operating Income ($M)	480	588	728	864	923
Adjusted Operating Income Margin (%) of gross profit	18%	20%	25%	27%	29%
Diluted Net Income (Loss) Per Share ("EPS") ($)	0.74	0.19	(0.52)	0.15	0.92
Adjusted Diluted EPS ($)	0.54	0.65	0.85	1.02	1.13

Strong gross profit growth and Adjusted Operating Income margin expansion compounded into meaningful Adjusted Diluted EPS growth in the third quarter. On a GAAP basis, we generated $428 million in operating income in the third quarter of 2026, compared to $409 million in the third quarter of 2025. Adjusted Operating Income grew 92% year over year as margin expanded more than 10 percentage points to 29%, supported by strong gross profit growth and disciplined execution. On a GAAP basis, we delivered diluted EPS of $0.92, an increase of 24% year over year. Adjusted Diluted EPS grew 109% year over year to $1.13.

Cash App

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Cash App Gross Profit ($M)	1,624	1,831	1,908	1,973	2,070
YoY Growth	24%	33%	38%	31%	27%
Cash App Operating Metrics
Cash App Monthly Transacting Actives (M)	58	59	59	59	60
YoY Growth	2%	3%	4%	3%	4%
Cash App Primary Banking Actives (M)[23]	8.3	9.3	9.7	9.4	9.4
YoY Growth	18%	22%	18%	17%	13%
Commerce Enablement Volume ($B)	49.7	54.7	55.0	56.5	56.9
YoY Growth	17%	17%	18%	17%	14%
Commerce Enablement Monetization Rate	1.56%	1.61%	1.61%	1.65%	1.74%
Consumer Lending Origination Volume ($B)	13.6	18.5	17.6	18.9	19.0
YoY Growth	51%	69%	82%	59%	40%
Total Cash App Inflows ($B)[24]	79	83	88	87	86
YoY Growth	12%	15%	14%	13%	10%
Inflows Per Transacting Active ($)[25]	1,366	1,410	1,494	1,469	1,446
YoY Growth	10%	12%	10%	9%	6%

Cash App gross profit grew 27% year over year with strength in both Financial Solutions and Commerce Enablement. Cash App monthly transacting actives reached 60 million in September, and Neighborhoods was a key contributor to actives growth. We believe the ability to grow actives through the Square ecosystem is one of Cash App’s strongest differentiators.

Commerce Enablement gross profit growth was driven by Cash App Card and BNPL products, led by Afterpay Post-Purchase. Commerce Enablement volume grew 14% year over year to $56.9 billion, driven by Cash App Card and Afterpay BNPL. Commerce Enablement monetization rate expanded 18 basis points year over year to 1.74%, driven by higher BNPL adoption on Cash App Card through Afterpay Post-Purchase and Pre-Purchase. Financial Solutions gross profit growth was driven primarily by Cash App Borrow.

Consumer Lending origination volume grew 40% year over year to $19.0 billion, led by Cash App Borrow and Afterpay Post-Purchase. Afterpay Post-Purchase origination volume more than tripled year over year, and Afterpay
Pre-Purchase origination volume more than tripled quarter over quarter in its first full quarter of general availability. As of the end of September, we completed the migration of Cash App Borrow to a six-week loan construct. During this
23 A Primary Banking Active (PBA) is a Cash App account that receives inflows from ACH or certain original credit transactions relating to earned wages, excluding tax refunds and ACH transfers, or spent at least $500 per month across Cash App, including Cash App Card, Cash App Pay, Afterpay through Cash App, and ACH bill pay during a specified period.
24 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.
25 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

product construct shift, we held Borrow limits constant, which had the effect of lowering Borrow originations per customer by 7% quarter over quarter. With the shift to a six-week Borrow construct now complete, we expect to begin expanding Borrow limits again in the near term. More repayment flexibility was a top customer request for Borrow, and we’re excited to deliver that functionality for customers by aligning terms with our BNPL products.

Square

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Square Gross Profit ($M)	1,018	993	982	1,160	1,157
YoY Growth	9%	7%	9%	13%	14%
Total Square GPV ($M)	67,151	64,960	61,209	72,848	76,359
YoY Growth	12%	10%	13%	13%	14%
Constant Currency ("CC") GPV YoY Growth	12%	10%	11%	13%	14%
Square U.S. GPV
YoY Growth	8.9%	7.0%	8.2%	9.8%	10%
% of Total Square GPV	79%	78%	78%	78%	77%
Square International GPV
YoY Growth	26%	24%	35%	28%	26%
CC GPV YoY Growth	25%	25%	26%	25%	26%
% of Total Square GPV	21%	22%	22%	22%	23%

Square GPV grew 14% year over year in the third quarter on a reported and constant currency basis to $76.4 billion, reflecting strong GPV growth from new sellers. GPV from food and beverage sellers was up 20% year over year, driven by strength in U.S. food and beverage GPV. GPV from retail sellers and services sellers grew 13% and 8% year over year, respectively. We continued to see the fastest year-over-year growth in our mid-market seller segment (>$500K in annualized GPV) compared to our other seller segments during the third quarter.

Square gross profit grew 14% year over year in the third quarter in line with Square GPV growth. Growth was driven primarily by Commerce Enablement, reflecting stronger payments volume and increased software adoption, supported by the simplified pricing and packaging options we introduced last year. We also saw continued momentum in Financial Solutions, driven by Square Loans.26 We continue to expect Square gross profit to grow roughly in line with Square GPV for the remainder of the year.

26 For definitions of Square Commerce Enablement and Financial Solutions, see the Block Financial Metrics section on page 9 of this letter.

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Operating Expenses ($M)	2,252	2,387	3,081	2,719	2,807
Restructuring Share-Based Compensation	2	–	110	4	13
Amortization of Customer and Other Acquired Intangible Assets	34	34	34	34	34
Acquisition-Related and Integration Costs	0	0	0	0	0
Contingencies, Restructuring and Other Charges	21	54	743	365	435
Non-GAAP Operating Expenses ($M)	2,195	2,298	2,194	2,315	2,325

In the third quarter, product development expenses decreased 11% year over year on a GAAP basis and decreased 12% on a non-GAAP basis, driven by reduced personnel-related costs associated with the organizational changes we executed in February. Sales and marketing expenses grew 15% year over year on a GAAP basis and grew 14% on a non-GAAP basis, driven by an increase in go-to-market investments. General and administrative expenses were up 56% year over year on a GAAP basis, primarily driven by increased accrued legal contingencies, and down 21% year over year on a non-GAAP basis. For more information on accrued legal contingencies, please see the Commitments and Contingencies footnote in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Transaction, loan, and consumer receivable losses increased 66% year over year on a GAAP basis, driven by growth in loan volumes and product mix shifts. Third quarter Cash App Consumer Lending variable profit margin was in line with the third quarter of 2025 and improved modestly quarter over quarter, demonstrating strong returns and underwriting as originations continued to grow.27 Borrow risk loss rates remained healthy as we completed our migration to six-week loans in September. We expect year-over-year growth in transaction, loan, and consumer receivable losses to moderate further in the fourth quarter.

27 Consumer Lending variable profit margin is Consumer Lending variable profit divided by Consumer Lending originations. We define variable profit as gross profit less processing costs and risk losses, excluding financing costs.

Key Profitability Measures and EPS ($M, except per share figures)

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Operating Income (Loss)	409	485	(172)	447	428
Adjusted Operating Income	480	588	728	864	923
Net Income (Loss) attributable to common stockholders	462	116	(309)	89	566
Adjusted Net Income	337	402	513	620	697
Adjusted EBITDA	833	930	1,010	1,169	1,228
Weighted-average shares used to compute Diluted EPS	622	614	598	609	615
Weighted-average shares used to compute Adjusted Diluted EPS	622	616	604	609	615
Diluted EPS ($)	0.74	0.19	(0.52)	0.15	0.92
Adjusted Diluted EPS ($)	0.54	0.65	0.85	1.02	1.13

Non-GAAP Cash Flow ($M)

	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	TRAILING 12 MONTHS[28]
Net cash provided by operating activities	1,451	621	966	1,020	1,016	3,623
Less: Purchase of property and equipment	(51)	(41)	(31)	(53)	(44)	(169)
Free Cash Flow	1,400	580	935	967	972	3,453
Reversal of:
Changes in settlements receivable	33	196	(90)	235	129	470
Changes in customers payable	3	(61)	122	(164)	(268)	(370)
Changes in settlements payable	–	–	(2)	2	–	–
Sales, principal payments and forgiveness of PPP loans	(0)	(0)	(0)	(1)	(1)	(2)
Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:
Payments for originations of consumer receivables	(7,915)	(9,592)	(7,788)	(8,575)	(8,633)	(34,589)
Proceeds from principal repayments and sales of consumer receivables	8,227	9,213	8,441	8,608	8,932	35,194
Purchases and originations of loans originally classified as held for investment	(6,480)	(9,986)	(10,646)	(11,231)	(11,396)	(43,259)
Proceeds from repayments of loans originally classified as held for investment	5,172	8,451	10,232	10,542	10,552	39,777
Warehouse facilities cash flows included within financing activities in the GAAP statement of cash flows:
Proceeds from warehouse facilities borrowings	13	857	224	715	381	2,177
Repayments of warehouse facilities borrowings	(215)	–	(1,065)	(90)	–	(1,155)
Non-GAAP Cash Flow	239	(342)	363	1,008	668	1,697
YoY Change	(52)%	(189)%	357%	868%	180%	386%
Net cash provided by (used in) investing activities	(1,101)	(2,130)	300	(306)	(647)	(2,784)
Net cash provided by (used in) financing activities	1,467	40	(252)	(1,357)	712	(857)

In the third quarter of 2026, we continued to prudently invest in our lending products, including growing Cash App Borrow and Afterpay Post-Purchase given the strong unit economics and returns we have seen. Within our non-GAAP cash flow, we have deployed $1.4 billion in capital to grow our lending products over the last 12 months.29 We ended the quarter with $10.1 billion of total liquidity, with $9.2 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, and $900 million available to be withdrawn from our revolving credit facility. Additionally, we had $809 million available to be withdrawn under our warehouse funding facilities.
28 Quarterly figures presented may not sum precisely due to rounding.
29 Capital deployed to grow lending products is calculated as the trailing twelve month change in our lending product balances (which consists of consumer receivables, net; loans held for sale; and loans held for investment, net), less the net financing provided by our warehouse facilities (i.e. proceeds net of repayments) over the same period.

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, November 3, 2026, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the fourth quarter of 2026 on February 24, 2027, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact
press@block.xyz
Investor Relations Contact
ir@block.xyz

Jack Dorsey            Amrita Ahuja

Safe Harbor Statement
This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including our progress toward guidance we issued at our November 2025 investor day, trends in U.S. and global GPV and gross profit growth, and statements that the Company’s performance will accelerate; our ability to manage our risk losses and our expectations regarding transaction and loan losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches and functionalities, including expectations regarding the growth of Cash App Borrow and Afterpay Post-Purchase, Cash App Score, Neighborhoods and Builderlab; the expected benefits of AI tools, models, agents, and related technologies to our employees, to our customers, to the pace of our innovation and to our overall business, the expected benefits of our products to our customers and the impact of our products on our business; our expectations related to workforce reductions and the anticipated costs, impact, risks and benefits of such actions; and the Company’s ability and timing to integrate artificial intelligence and cryptocurrency features into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations, or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; risks related to workforce reductions and related reorganizations, including the potential for increased reliance on proactive intelligence and artificial intelligence tools; the Company’s investments in its business and ability to achieve anticipated returns, maintain profitability and expand margins; the Company’s efforts to expand its product portfolio and market reach; risks related to our loan products such as credit losses; the Company’s ability to develop products and services to address the rapidly evolving market for commerce and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; risks related to disruptions in or negative perceptions of the cryptocurrency market; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully develop and integrate artificial intelligence, including generative AI, into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks, acquiring processors and other partnerships; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2026 and 2027 reflects assumptions the Company believes are reasonable as of the date of this filing, and actual results may vary based on changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

Key Operating Metrics And Non-GAAP
Financial Measures
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Free Cash Flow, Non-GAAP Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL products.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), and Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the discrete benefits from the release of valuation allowances on our deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating Adjusted Diluted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate Adjusted Diluted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies, restructuring, and other charges; interest income and expense; remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss), Adjusted EPS, and Adjusted Diluted EPS we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Non-GAAP Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; purchases and originations of loans originally classified as held for investment; proceeds from repayments of loans originally classified as held for investment; proceeds from warehouse facilities borrowings; repayments of warehouse facilities borrowings; and sales, and principal payments, and forgiveness of PPP loans. We present Non-GAAP Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our
Non-GAAP Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization of customer and other acquired intangible assets;

acquisition-related and integration costs; contingencies, restructuring, and other charges; and goodwill and intangible asset impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.
Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

Condensed Consolidated Statements of Operations
Unaudited
In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Revenue:
Commerce enablement revenue	$3,475,923	$2,999,053	$9,755,964	$8,464,330
Financial solutions revenue	1,439,629	1,094,925	4,143,982	2,954,489
Bitcoin ecosystem revenue	1,803,807	2,020,974	5,493,947	6,522,386
Total net revenue	6,719,359	6,114,952	19,393,893	17,941,205
Cost of revenue:
Commerce enablement costs	1,612,891	1,433,672	4,453,989	3,940,242
Financial solutions costs	107,165	88,578	290,359	249,149
Bitcoin ecosystem costs	1,751,964	1,917,275	5,301,264	6,221,176
Amortization of acquired technology assets	12,066	13,857	37,688	42,935
Total cost of revenue	3,484,086	3,453,382	10,083,300	10,453,502
Gross profit	3,235,273	2,661,570	9,310,593	7,487,703
Operating expenses:
Product development	635,590	711,235	2,283,123	2,197,222
Sales and marketing	687,900	599,333	2,003,363	1,653,524
General and administrative	847,461	543,974	2,530,894	1,485,008
Transaction, loan, and consumer receivable losses	601,706	363,455	1,687,281	827,234
Amortization of customer and other acquired intangible assets	34,125	34,133	102,561	101,680
Total operating expenses	2,806,782	2,252,130	8,607,222	6,264,668
Operating income	428,491	409,440	703,371	1,223,035
Interest expense, net	48,128	34,652	157,044	75,582
Remeasurement loss (gain) on bitcoin investment	(229,705)	(59,588)	31,587	(178,402)
Other income, net	(2,423)	(167,150)	(6,650)	(162,103)
Income before income tax	612,491	601,526	521,390	1,487,958
Provision for income taxes	48,350	139,928	178,775	299,304
Net income	564,141	461,598	342,615	1,188,654
Less: Net income (loss) attributable to noncontrolling interests	(1,410)	54	(2,772)	(1,220)
Net income attributable to common stockholders	$565,551	$461,544	$345,387	$1,189,874

Net income per share attributable to common stockholders:
Basic	$0.94	$0.76	$0.58	$1.94
Diluted	$0.92	$0.74	$0.57	$1.91
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	602,507	610,199	599,321	614,117
Diluted	614,778	621,658	607,353	625,256

Condensed Consolidated Balance Sheets
In thousands, except per share data

	Sep. 30, 2026	Dec. 31, 2025
	UNAUDITED
Assets
Current assets:
Cash and cash equivalents	$7,859,314	$6,564,092
Settlements receivable	1,454,211	1,359,983
Customer funds	5,356,911	4,771,824
Consumer receivables, net	2,352,214	2,670,322
Loans held for investment, net	4,401,001	3,382,957
Other current assets	3,561,245	4,107,702
Total current assets	24,984,896	22,856,880
Goodwill	11,984,759	11,849,018
Acquired intangible assets, net	1,155,971	1,281,670
Deferred tax assets	1,313,316	1,302,776
Bitcoin investment	771,881	777,515
Other non-current assets	1,024,864	1,482,028
Total assets	$41,235,687	$39,549,887
Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	$7,700,091	$6,805,366
Accrued expenses and other current liabilities	3,061,320	1,538,893
Current portion of long-term debt	—	1,573,259
Warehouse funding facilities, current	447,437	466,942
Total current liabilities	11,208,848	10,384,460
Warehouse funding facilities, non-current	1,096,103	897,941
Long-term debt	5,723,027	5,715,759
Other non-current liabilities	337,523	381,845
Total liabilities	18,365,501	17,380,005
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000 shares authorized at September 30, 2026 and December 31, 2025. None issued and outstanding at September 30, 2026 and December 31, 2025.	—	—
Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at September 30, 2026 and December 31, 2025; 544,541 and 542,085 issued and outstanding at September 30, 2026 and December 31, 2025, respectively.	—	—
Class B common stock, $0.0000001 par value: 500,000 shares authorized at September 30, 2026 and December 31, 2025; 59,976 and 59,993 issued and outstanding at September 30, 2026 and December 31, 2025, respectively.	—	—
Additional paid-in capital	19,122,552	18,895,405
Accumulated other comprehensive loss	(234,839)	(365,381)
Retained earnings	4,019,641	3,674,254
Total stockholders’ equity attributable to common stockholders	22,907,354	22,204,278
Noncontrolling interests	(37,168)	(34,396)
Total stockholders’ equity	22,870,186	22,169,882
Total liabilities and stockholders’ equity	$41,235,687	$39,549,887

Condensed Consolidated Statements of Cash Flows
Unaudited
In thousands

	NINE MONTHS ENDED
	Sep. 30, 2026	Sep. 30, 2025
Cash flows from operating activities:
Net income	$342,615	$1,188,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	282,148	273,464
Amortization of discounts and premiums	(894,970)	(836,118)
Non-cash lease expense and other non-cash adjustments	130,759	43,713
Share-based compensation	871,220	921,957
Loss (gain) on revaluation of equity investments	10,420	(172,582)
Remeasurement loss (gain) on bitcoin investment	31,587	(178,402)
Transaction, loan, and consumer receivable losses	1,687,281	827,234
Change in deferred income taxes	(396)	182,756
Purchases and originations of loans originally classified as held for sale	(5,777,116)	(12,394,452)
Proceeds from repayments of loans originally classified as held for sale	5,512,088	12,457,575
Changes in operating assets and liabilities:
Settlements receivable	(274,477)	(291,388)
Customers payable	309,299	313,061
Prepaid expenses	(6,787)	(29,087)
Other assets and liabilities	777,910	(347,671)
Net cash provided by operating activities	3,001,581	1,958,714
Cash flows from investing activities:
Purchases of marketable debt securities	(403,000)	(481,088)
Proceeds from maturities of marketable debt securities	450,839	423,312
Proceeds from sale of marketable debt securities	75,740	392,218
Payments for originations of consumer receivables	(24,997,025)	(22,553,302)
Proceeds from principal repayments and sales of consumer receivables	25,981,087	23,721,275
Purchases and originations of loans originally classified as held for investment	(33,272,894)	(7,643,830)
Proceeds from repayments of loans originally classified as held for investment	31,325,880	5,629,369
Purchases of property and equipment	(127,996)	(113,838)
Other investing activities	313,767	(45,930)
Net cash used in investing activities	(653,602)	(671,814)
Cash flows from financing activities:
Repayments of senior notes	(1,000,000)	—
Proceeds from issuance of senior notes	—	2,200,000
Payments of debt issuance costs from issuance of senior notes	—	(28,346)
Payments to redeem convertible notes	(575,000)	(1,000,624)
Proceeds from warehouse facilities borrowings	1,320,398	448,530
Repayments of warehouse facilities borrowings	(1,155,192)	(1,456,869)
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	50,282	58,247
Net increase in interest-bearing deposits	604,593	81,176
Repurchases of common stock	(700,935)	(1,540,529)
Other financing activities	(25,602)	(35,330)
Change in customer funds, restricted from use in the Company's operations	585,087	620,844
Net cash used in financing activities	(896,369)	(652,901)
Effect of foreign exchange rate on cash and cash equivalents	4,397	80,515
Net increase in cash, cash equivalents, restricted cash, and customer funds	1,456,007	714,514
Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	12,481,276	13,230,512
Cash, cash equivalents, restricted cash, and customer funds, end of the period	$13,937,283	$13,945,026

Reportable Segment Disclosures
Unaudited
Information on the reportable segments revenue and segment gross profit, as well as amounts for the
"Corporate and Other" category, which includes products and services not assigned to reportable segments and intersegment eliminations:

	THREE MONTHS ENDED				NINE MONTHS ENDED
	Sep. 30, 2026				Sep. 30, 2026
(in millions) (i)	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total
Revenue:
Commerce enablement revenue	$1,198	$2,227	$51	$3,476	$3,415	$6,191	$150	$9,756
Financial solutions revenue	1,108	332	—	1,440	3,225	919	—	4,144
Bitcoin ecosystem revenue	1,768	35	1	1,804	5,325	99	69	5,494
Segment revenue	$4,074	$2,594	$52	$6,719	$11,965	$7,210	$219	$19,394
Cost of revenue:
Commerce enablement costs	$196	$1,381	$36	$1,613	$570	$3,776	$107	$4,454
Financial solutions costs	85	22	—	107	257	34	—	290
Bitcoin ecosystem costs	1,711	34	7	1,752	5,152	98	51	5,301
Amortization of acquired technology	12	—	—	12	35	3	—	38
Segment cost of revenue	2,004	1,437	43	3,484	6,014	3,911	158	10,083
Segment gross profit	$2,070	$1,157	$9	$3,235	$5,951	$3,299	$61	$9,311

(i) Figures presented may not sum precisely due to rounding.

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED				NINE MONTHS ENDED
	Sep. 30, 2025				Sep. 30, 2025
(in millions) (i)	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total
Revenue:
Commerce enablement revenue	$976	$1,979	$45	$2,999	$2,816	$5,521	$128	$8,464
Financial solutions revenue	834	261	—	1,095	2,217	738	—	2,954
Bitcoin ecosystem revenue	1,990	1	30	2,021	6,491	1	31	6,522
Segment revenue	$3,800	$2,241	$75	$6,115	$11,523	$6,259	$158	$17,941
Cost of revenue:
Commerce enablement costs	$185	$1,216	$33	$1,434	$551	$3,296	$93	$3,940
Financial solutions costs	83	6	—	89	233	16	—	249
Bitcoin ecosystem costs	1,895	1	22	1,917	6,196	1	25	6,221
Amortization of acquired technology	13	1	—	14	39	4	—	43
Segment cost of revenue	2,176	1,223	55	3,453	7,019	3,317	118	10,454
Segment gross profit	$1,624	$1,018	$20	$2,662	$4,504	$2,942	$41	$7,488

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
Cash App (i) (in millions)	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Revenue:
Commerce enablement revenue	$1,198	$976	$1,096	$1,086	$1,131
Financial solutions revenue	1,108	834	949	1,040	1,077
Bitcoin ecosystem revenue	1,768	1,990	1,856	1,744	1,813
Segment revenue	$4,074	$3,800	$3,902	$3,871	$4,021
Cost of revenue:
Commerce enablement costs	$196	$185	$201	$187	$187
Financial solutions costs	85	83	84	83	88
Bitcoin ecosystem costs	1,711	1,895	1,773	1,681	1,760
Amortization of acquired technology	12	13	13	12	12
Segment cost of revenue	2,004	2,176	2,070	1,963	2,048
Segment gross profit	$2,070	$1,624	$1,831	$1,908	$1,973

(i) Figures presented may not sum precisely due to rounding.

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED
Cash App (i) (in millions)	Sep. 30, 2025	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025
Revenue:
Commerce enablement revenue	$976	$848	$949	$900	$940
Financial solutions revenue	834	620	607	649	733
Bitcoin ecosystem revenue	1,990	2,462	2,461	2,329	2,171
Segment revenue	$3,800	$3,930	$4,017	$3,879	$3,845
Cost of revenue:
Commerce enablement costs	$185	$169	$200	$176	$190
Financial solutions costs	83	75	73	73	78
Bitcoin ecosystem costs	1,895	2,366	2,354	2,237	2,064
Amortization of acquired technology	13	14	14	13	13
Segment cost of revenue	2,176	2,624	2,641	2,499	2,344
Segment gross profit	$1,624	$1,306	$1,376	$1,380	$1,501

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
Square (i) (in millions)	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Revenue:
Commerce enablement revenue	$2,227	$1,979	$1,905	$1,803	$2,161
Financial solutions revenue	332	261	273	282	305
Bitcoin ecosystem revenue	35	1	14	28	37
Segment revenue	$2,594	$2,241	$2,193	$2,112	$2,504
Cost of revenue:
Commerce enablement costs	$1,381	$1,216	$1,178	$1,096	$1,300
Financial solutions costs	22	6	6	6	6
Bitcoin ecosystem costs	34	1	14	28	37
Amortization of acquired technology	—	1	1	1	1
Segment cost of revenue	1,437	1,223	1,200	1,131	1,343
Segment gross profit	$1,157	$1,018	$993	$982	$1,160

(i) Figures presented may not sum precisely due to rounding.

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED
Square (i) (in millions)	Sep. 30, 2025	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025
Revenue:
Commerce enablement revenue	$1,979	$1,790	$1,751	$1,627	$1,915
Financial solutions revenue	261	212	220	226	251
Bitcoin ecosystem revenue	1	—	—	—	—
Segment revenue	$2,241	$2,002	$1,970	$1,852	$2,166
Cost of revenue:
Commerce enablement costs	$1,216	$1,063	$1,040	$947	$1,133
Financial solutions costs	6	5	5	5	5
Bitcoin ecosystem costs	1	—	—	—	—
Amortization of acquired technology	1	1	2	2	2
Segment cost of revenue	1,223	1,069	1,047	954	1,139
Segment gross profit	$1,018	$932	$924	$898	$1,027

(i) Figures presented may not sum precisely due to rounding.

Operating Segment Disclosures
Unaudited
A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes
(in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Total segment gross profit	$3,226,704	$2,641,613	$9,249,627	$7,446,773
Add: Corporate and other gross profit	8,569	19,957	60,966	40,930
Less: Product development	635,590	711,235	2,283,123	2,197,222
Less: Sales and marketing	687,900	599,333	2,003,363	1,653,524
Less: General and administrative	847,461	543,974	2,530,894	1,485,008
Less: Transaction, loan, and consumer receivable losses	601,706	363,455	1,687,281	827,234
Less: Amortization of customer and other intangible assets	34,125	34,133	102,561	101,680
Less: Interest expense, net	48,128	34,652	157,044	75,582
Less: Remeasurement loss (gain) on bitcoin investment	(229,705)	(59,588)	31,587	(178,402)
Less: Other income, net	(2,423)	(167,150)	(6,650)	(162,103)
Income before income tax	$612,491	$601,526	$521,390	$1,487,958

Select Operating Metrics and Non-GAAP Financial Measures
Unaudited

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025

Gross Payment Volume (GPV) (in millions)	$78,153	$69,283	$215,996	$192,695
Adjusted Operating Income (in thousands)	$922,737	$480,186	$2,514,254	$1,496,024
Adjusted EBITDA (in thousands)	$1,227,921	$832,662	$3,406,739	$2,536,878
Adjusted Net Income Per Share:
Basic	$1.16	$0.55	$3.05	$1.75
Diluted	$1.13	$0.54	$3.00	$1.72

	THREE MONTHS ENDED		NINE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Square GPV	$76,359	$67,151	$210,416	$185,501
Cash App GPV	1,793	2,132	5,580	7,194
Total GPV	$78,153	$69,283	$215,996	$192,695

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Square gross profit	$1,157	$1,018	$993	$982	$1,160
Less: Hardware contribution to Square gross profit	(50)	(41)	(43)	(41)	(37)
Square gross profit excluding Hardware (i)	$1,207	$1,059	$1,035	$1,023	$1,197

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Square commerce enablement gross profit	$846	$762	$726	$706	$860
Less: Hardware contribution to Square commerce enablement gross profit	(50)	(41)	(43)	(41)	(37)
Square commerce enablement gross profit excluding Hardware (i) (ii)	$896	$803	$769	$747	$897

(i) Figures presented may not sum precisely due to rounding.
(ii) Square commerce enablement gross profit reflects the impact of amortization of acquired technology assets.

Select Operating Metrics and Non-GAAP Financial Measures, Continued

	THREE MONTHS ENDED		NINE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Cash App sales and marketing expense	$414	$361	$1,217	$970
Other sales and marketing expense (i)	274	238	787	683
Total sales and marketing expense (ii)	$688	$599	$2,003	$1,654

(i) Other sales and marketing expenses include sales and marketing expenses related to Square and Corporate and Other.
(ii) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED		NINE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Product development expenses	$(636)	$(711)	$(2,283)	$(2,197)
Restructuring share-based compensation	11	1	105	9
Contingencies, restructuring and other charges	1	4	283	33
Non-GAAP product development expenses (i)	$(623)	$(705)	$(1,895)	$(2,155)

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED		NINE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Sales and marketing expenses	$(688)	$(599)	$(2,003)	$(1,654)
Restructuring share-based compensation	1	0	9	1
Contingencies, restructuring and other charges	3	—	47	15
Non-GAAP sales and marketing expenses (i)	$(684)	$(599)	$(1,948)	$(1,637)

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED		NINE MONTHS ENDED
(in millions)	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
General and administrative expenses	$(847)	$(544)	$(2,531)	$(1,485)
Restructuring share-based compensation	1	0	13	2
Acquisition-related and integration costs	0	0	1	2
Contingencies, restructuring and other charges	430	16	1,213	67
Non-GAAP general and administrative expenses (i)	$(416)	$(527)	$(1,304)	$(1,415)

(i) Figures presented may not sum precisely due to rounding.

Adjusted Operating Income (Loss) and Margin
Unaudited
In thousands, except for percentages

	THREE MONTHS ENDED
	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Operating income (loss)	$428,491	$409,440	$485,371	$(171,990)	$446,870
Amortization of acquired technology assets	12,066	13,857	13,915	12,817	12,805
Acquisition-related and integration costs	365	345	352	362	367
Contingencies, restructuring and other charges	434,971	20,752	54,102	742,812	365,118
Restructuring share-based compensation expense	12,719	1,659	—	109,512	4,408
Amortization of customer and other acquired intangible assets	34,125	34,133	34,049	34,159	34,277
Adjusted Operating Income	$922,737	$480,186	$587,789	$727,672	$863,845
Adjusted Operating Income margin (%) of gross profit	29%	18%	20%	25%	27%

Adjusted EBITDA
Unaudited
In thousands

	THREE MONTHS ENDED
	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Net income (loss) attributable to common stockholders	$565,551	$461,544	$115,762	$(308,681)	$88,517
Add: Net income (loss) attributable to noncontrolling interests	(1,410)	54	(206)	86	(1,448)
Net income (loss)	564,141	461,598	115,556	(308,595)	87,069
Share-based compensation expense	260,050	307,721	293,523	229,188	255,343
Restructuring share-based compensation expense	12,719	1,659	—	109,512	4,408
Depreciation and amortization	91,120	92,119	96,065	95,977	95,051
Acquisition-related and integration costs	365	345	352	362	367
Contingencies, restructuring and other charges	434,971	20,752	54,102	742,812	365,118
Interest expense, net	48,128	34,652	53,781	53,195	55,721
Remeasurement loss (gain) on bitcoin investment	(229,705)	(59,588)	234,302	172,818	88,474
Other expense (income), net	(2,423)	(167,150)	(4,665)	(5,426)	1,199
Provision for (benefit from) income taxes	48,350	139,928	86,397	(83,982)	214,407
Loss on disposal of property and equipment	200	617	270	4,354	1,434
Acquired deferred revenue and cost adjustment	5	9	7	6	6
Adjusted EBITDA	$1,227,921	$832,662	$929,690	$1,010,221	$1,168,597
Adjusted EBITDA margin (%) of gross profit	38%	31%	32%	35%	37%

Adjusted Net Income and Adjusted EPS
Unaudited
In thousands, except per share data

	THREE MONTHS ENDED
	Sep. 30, 2026	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Net income (loss) attributable to common stockholders	$565,551	$461,544	$115,762	$(308,681)	$88,517
Add: Net income (loss) attributable to noncontrolling interests	(1,410)	54	(206)	86	(1,448)
Net income (loss)	564,141	461,598	115,556	(308,595)	87,069
Acquisition-related and integration costs	365	345	352	362	367
Contingencies, restructuring and other charges	434,971	20,752	54,102	742,812	365,118
Restructuring share-based compensation expense	12,719	1,659	—	109,512	4,408
Amortization of intangible assets	46,191	47,990	47,964	46,976	47,082
Amortization of debt discount and issuance costs	2,729	3,335	4,030	3,886	3,287
Loss (gain) on revaluation of equity investments	615	(171,126)	326	5,665	4,140
Remeasurement loss (gain) on bitcoin investment	(229,705)	(59,588)	234,302	172,818	88,474
Loss on disposal of property and equipment	200	617	270	4,354	1,434
Acquired deferred revenue and cost adjustment	5	9	7	6	6
Income tax expenses (benefits) from deferred tax assets	—	(8,909)	3,313	—	(113,385)
Tax effect of non-GAAP net income adjustments	(135,197)	39,933	(58,861)	(264,918)	131,553
Adjusted Net Income - basic	$697,034	$336,615	$401,361	$512,878	$619,553
Cash interest expense on convertible notes	291	273	271	264	275
Adjusted Net Income - diluted	$697,325	$336,888	$401,632	$513,142	$619,828

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	602,507	610,199	606,682	597,586	597,829
Diluted	614,778	621,658	613,737	597,586	608,847

Net income (loss) per share attributable to common stockholders:
Basic	$0.94	$0.76	$0.19	$(0.52)	$0.15
Diluted	$0.92	$0.74	$0.19	$(0.52)	$0.15

Weighted-average shares used to compute Adjusted Net Income Per Share:
Basic	602,507	610,199	606,682	597,586	597,829
Diluted	614,778	621,658	615,659	604,181	608,847

Adjusted Net Income Per Share:
Basic	$1.16	$0.55	$0.66	$0.86	$1.04
Diluted	$1.13	$0.54	$0.65	$0.85	$1.02

Non-GAAP Cash Flow
Unaudited
In millions

	THREE MONTHS ENDED				TRAILING 12 MONTHS
	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025
Net cash provided by operating activities	$685	$14	$133	$374	$1,973
Less: Purchase of property and equipment	(57)	(27)	(32)	(31)	(141)
Free Cash Flow	$628	$(13)	$101	$343	$1,832
Reversal of:
Changes in settlements receivable	(2,407)	(370)	88	170	(79)
Changes in customers payable	2,192	534	(165)	(151)	221
Changes in settlements payable	—	—	—	—	0
Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(3)
Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:
Payments for originations of consumer receivables	(7,331)	(9,121)	(6,899)	(7,740)	(31,674)
Proceeds from principal repayments and sales of consumer receivables	7,415	8,780	7,602	7,892	32,501
Purchases and originations of loans originally classified as held for investment	—	—	—	(1,164)	(7,644)
Proceeds from repayments of loans originally classified as held for investment	—	—	—	457	5,629
Warehouse facilities cash flows included within financing activities in the GAAP statements of cash flows:
Proceeds from warehouse facilities borrowings	87	849	223	213	1,298
Repayments of warehouse facilities borrowings	(86)	(276)	(1,091)	(151)	(1,733)
Non-GAAP Cash Flow (i)	$497	$383	$(141)	$(131)	$349

Net cash provided by (used in) investing activities	$106	$(323)	$915	$(486)	$(995)
Net cash provided by (used in) financing activities	$72	$708	$(1,212)	$(908)	$55

(i) Figures presented may not sum precisely due to rounding.

(in millions)	Sept. 30, 2026	Sept. 30, 2025	Change
Consumer receivables, net	$2,352	$2,076	$276
Loans held for sale	734	778	(44)
Loans held for investment, net	4,401	2,203	2,198
Total lending products	$7,487	$5,057	$2,430
Less: Proceeds from warehouse facilities borrowings (i)			2,177
Less: Repayments of warehouse facilities borrowings (i)			(1,155)
Capital deployed to grow lending products			$1,408

(i) Proceeds from and repayments of warehouse facilities borrowings represent trailing twelve months cash flows for the period ended September 30, 2026.